Exhibit 99.1

Dietrich Metal Framing Announces Sublicensing of UltraSTEEL(TM); Clark Western Converting Operations to Hadley Technology

    COLUMBUS, Ohio--(BUSINESS WIRE)--Feb. 27, 2006--Dietrich Metal Framing, a Worthington Industries company (NYSE:WOR), today announced that it has signed an exclusive sublicensing agreement with Clark Western for UltraSTEEL(TM) metal framing products using patented technology of Hadley Industries PLC. Dietrich has a licensing agreement with Hadley for exclusive rights to manufacture and sell metal framing using the UltraSTEEL(TM) technology in North America.
    "This new metal framing technology will be a breakthrough product for the industry and we believe the Clark sublicensing will greatly accelerate market acceptance and availability," said Ed Ponko, President of Dietrich Metal Framing. "We explored many alternatives and quickly came to the conclusion that this was clearly an innovative product and process for metal framing," added Bill Courtney, President of Clark Western. "This unique arrangement is a testament to both of our companies' belief in the merits of UltraSTEEL(TM)."
    UltraSTEEL(TM) is an internationally patented method of altering the characteristics of the base strip steel providing higher strength material. Additional benefits have been verified by independent sources and the product has received certification by Underwriters Laboratories. The product will improve speed and quality of the building process by allowing for faster and better fastening of both the framing products and wallboard. UltraSTEEL's greater rigidity and smoother edges also make handling easier and safer.
    Dietrich has begun making UltraSTEEL(TM) framing products available in Florida, North and South Carolina and Georgia while systematically rolling them out across North America as Dietrich manufacturing facilities convert to the UltraSTEEL(TM) process. Clark Western will employ a similar plan to make the product more readily available in the marketplace. Clark, headquartered in Cincinnati, Ohio, with 14 manufacturing locations, is a wholly-owned subsidiary of Marubeni-Itochu Steel America.
    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stamping and laser welded blanks. The company employs more than 7,500 people and operates 64 facilities in 10 countries. Worthington was named this year to FORTUNE'S 100 Best Companies to Work for in America. This is the company's fourth appearance on FORTUNE'S list.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the ACT"). Statements by the company, which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

    CONTACT: Worthington Industries
             Cathy M. Lyttle, 614-438-3077
             cmlyttle@worthingtonindustries.com
             OR
             Allison M. Sanders, 614-840-3133
             asanders@worthingtonindustries.com